Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-125014, 333-115316, 333-108380, 333-91548, 333-64732 and 333-60076) and on Form S-8 (Registration Nos. 333-125823, 333-116276, 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated March 10, 2006 (except for note 15 at to which the date is March 22, 2006) with respect to the 2003, 2004 and 2005 financial statements and schedule of VCampus Corporation included in this Annual Report (Form 10-K).

/s/ REZNICK GROUP, P.C.

Vienna, Virginia
March 23, 2006